Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 4, 2012

NW Natural Reports Solid First Quarter 2012 Results

•	Consolidated earnings per share in the first quarter of 2012 were $1.51 on net income of $40.6 million, compared to $1.53 per share on net income of $40.8 million in 2011.

•	The utility’s customer growth rate was 0.8 percent for the 12-month period ended March 31, 2012, compared to 0.9 percent a year earlier.

•	In April, NW Natural proposed an early credit to customers totaling $39 million, which is pending regulatory approval, for lower wholesale natural gas costs.

•	NW Natural was ranked first in the West and second in the nation in a 2012 business customer satisfaction survey.

•	The company reaffirmed its 2012 earnings-per-share guidance range of $2.35 to $2.55.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted earnings per share of $1.51 on net income of $40.6 million, compared to $1.53 per share on net income of $40.8 million in 2011.

“The big headline for the quarter was the dramatic drop in natural gas prices – a decline that allowed us to propose an early credit of $39 million in gas cost savings to customers in Oregon and Washington,” said Gregg Kantor, President and CEO of NW Natural. “It’s gratifying to be able to get those kinds of savings back to customers early. We were also pleased with our solid results in the quarter and with another first place ranking in the West and second place ranking in the nation from our business customers in the J.D. Power & Associates Business Customer Satisfaction Study. It’s an honor we don’t take for granted.”

First quarter 2012 financial and operating results

Consolidated operations produced first quarter net income of $40.6 million ($1.51 per share), compared to $40.8 million ($1.53 per share) in last year’s quarter. The company’s utility operations earned $39.8 million ($1.48 per share), compared to $40.1 million ($1.50 per share) in the same quarter of 2011. Gas storage contributed net income of $0.8 million (3 cents per share) in the 2012 quarter, compared to net income of $0.7 million (3 cents per share) in last year’s first quarter. Other non-utility financial results included a small gain in 2012’s first quarter, compared to a small loss last year.

Utility growth rate remains around 1 percent

NW Natural’s customer growth rate for the trailing 12-month period ending March 31, 2012 was 0.8 percent, with the company adding over 5,300 new customers in the period. This compared to a growth rate of 0.9 percent a year ago.

Company proposes early gas cost credits to customers

In April, the company filed requests with the Public Utility Commission of Oregon (OPUC) and the Washington Utilities and Transportation Commission (WUTC), proposing a $35 million credit to its Oregon customers and a $4 million credit to its Washington customers as a result of lower wholesale natural gas prices. If approved, the credits would be applied to customer bills starting in June rather than November when purchased gas adjustments would typically commence.

The company also filed a request with the OPUC to provide its Oregon customers with another $9 million credit, starting in June, related to revenues from gas storage and asset management services that are part of a separate regulatory sharing mechanism.

Gas reserves investment update

Last May, NW Natural entered into an agreement with Encana Oil & Gas (USA) Inc. to acquire gas reserves on behalf of NW Natural’s utility customers. NW Natural’s utility is expected to invest approximately $45-$55 million a year over a five-year period, for a total investment of about $250 million. The investment covers a portion of the expected drilling costs in exchange for working interests in multiple sections of the Jonah Field in Wyoming. The drilling area includes both future and currently producing wells. NW Natural’s total investment to date was $70 million through March 31, 2012.

Results of utility operations

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2012, excluding deliveries of gas stored for others, were 408 million therms, up 2 percent from 401 million therms in 2011’s first quarter. The increase in usage was due to residential and commercial customer growth and higher industrial demand. Margin from utility operations in 2012 increased 3 percent to $133.2 million, compared to $129.2 million in 2011, due to a combination of higher margins from residential and commercial customers and an increase in the gas cost incentive sharing mechanism.

Volumes sold to residential and commercial customers in the first quarter of 2012 were 276 million therms, up 1 percent from 274 million therms in the first quarter of 2011. Residential and commercial revenues in the quarter totaled $287.0 million, down 2 percent over first-quarter 2011 revenues of $293.6 million. The decline in revenues was due to lower gas prices and lower customer billing rates from a year ago. NW Natural’s weather and decoupling mechanisms in Oregon adjusted margin up by $2.8 million in 2012, compared to a margin adjustment increase of $2.9 million in the first quarter of 2011, based on weather that was 4 percent colder than average in 2012, and 6 percent colder than average in 2011.

Gas deliveries to industrial customers in the first quarter were 132 million therms, or 4 percent higher than 128 million therms in 2011’s first quarter. Margin from industrial customers was flat with last year at $7.6 million, with the manufacturing sector showing continued improvement. Volume increases are coming from the forest products industry, as well as conversions of asphalt plants, schools and other businesses from oil to natural gas.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $2.6 million in the first quarter of 2012 compared to a contribution of $1.0 million in 2011.

General rate case

As previously reported, NW Natural filed a general rate case in Oregon in December 2011, the first such case filed by the company since 2002. If approved as filed, the request would result in an overall revenue increase of 6.2 percent, or $43.7 million. The request addresses higher utility costs associated with maintaining service to customers and safe and reliable pipeline system operations. Results of this rate case are expected in October, with rates effective Nov. 1, 2012.

Separate from the revenue increase request, the company is also proposing a mechanism to address expenses related to clean-up at legacy manufactured gas plant properties. The proposal would collect in rates the total costs minus insurance recoveries over a multi-year period to lessen the impact on customers. This mechanism could result in an additional 1 to 3 percent rate increase, depending upon insurance recovery collections and clean-up costs that are incurred through Sept. 30, 2012.

NW Natural ranks high among commercial customers

In the first quarter, NW Natural was ranked as the top gas utility in the West, and second-highest in the nation, in the J.D. Power & Associates Business Customer Satisfaction Study. The company continues to rank high, as well, in residential studies, routinely placing among the top gas utilities in the nation for customer satisfaction.

Gas storage results

The company’s gas storage segment primarily consists of non-utility investments at the company’s Mist underground facility in Oregon, at the Gill Ranch Storage (GRS) underground facility in California, and asset management services using available utility and non-utility gas storage and pipeline transportation capacity.

Our gas storage segment reported net income of $0.8 million for the first quarter of 2012, compared to $0.7 million last year. The increase primarily reflects an increase in revenues at Gill Ranch, which were partially offset by lower revenues and net income from contract storage and asset management services at Mist. Overall, gas storage margin increased $1.4 million to $6.7 million for the first three months of 2012, compared to $5.3 million last year.

Operations and maintenance expense

Consolidated operations and maintenance expense was $3.2 million higher in the first quarter of 2012, compared to 2011, primarily due to higher utility payroll costs related to an increase in field employees, higher employee benefit costs, and other administrative cost increases such as safety training and rate case expenses. Utility bad debt expense as a percent of revenues was well below 1 percent at 0.23 percent for the 12 months ended March 31, 2012.

Cash flows and capital structure

Cash provided by operations in the first quarter of 2012 increased to $114.1 million from $108.1 million in 2011’s first quarter. The increase was principally related to temporary differences in deferred gas cost savings and other working capital accounts. Cash requirements for investing activities in the first quarter of 2012 totaled $37.7 million, up from $25.5 million in the first quarter of 2011, with the increase reflecting the company’s investment of $17.2 million in utility gas reserves in the first quarter of 2012 under its agreement with Encana.

NW Natural’s capitalization at March 31, 2012 reflected 49.7 percent common equity, 42.7 percent long-term debt, and 7.6 percent short-term debt. This compared to 47.9 percent common equity, 36.5 percent long-term debt, and 15.6 percent of short-term debt at March 31, 2011.

Guidance reaffirmed for 2012

The company’s earnings guidance remains in the range of $2.35 to $2.55 per share. The company’s 2012 earnings guidance assumes a continued weak economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 44.5 cents a share on the company’s common stock. The dividends will be payable on May 15, 2012 to shareholders of record on April 30, 2012. The company’s indicated annual dividend rate is $1.78 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call for analysts at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 4th, to review the company’s financial and operating results for the three months ended March 31, 2012.

To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10012478). To hear the replay from international locations, please dial 1-412-317-0088. To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value and benefit, customer growth, credits to customers, weather, commodity costs, customer rates, effects of financial derivatives, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, rate case outcomes, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to approximately 682,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.7 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Bob Hess	Kim Heiting
Phone: 503-220-2388	Phone: 503-220-2366
Email: bob.hess@nwnatural.com	Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated—Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	03/31/12	03/31/11	Change	% Change
Gross Operating Revenues	$317,494	$323,088	$(5,594)	(2%)
Net Income	$40,607	$40,773	$(166)	—
Diluted Average Shares of Common Stock Outstanding	26,862	26,724	138	1%
Basic Earnings Per Share of Common Stock	$1.52	$1.53	$(0.01)	(1%)
Diluted Earnings Per Share of Common Stock	$1.51	$1.53	$(0.02)	(1%)

	Twelve Months Ended
(Thousands, except per share amounts)	03/31/12	03/31/11	Change	% Change
Gross Operating Revenues	$843,202	$848,665	$(5,463)	(1%)
Net Income	$63,732	$69,832	$(6,100)	(9%)
Diluted Average Shares of Common Stock Outstanding	26,745	26,680	65	—
Basic Earnings Per Share of Common Stock	$2.39	$2.62	$(0.23)	(9%)
Diluted Earnings Per Share of Common Stock	$2.38	$2.62	$(0.24)	(9%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	March 31, 2012	March 31, 2011

Assets:
Current assets:
Cash and cash equivalents	$4,031	$3,480
Restricted cash	—	924
Accounts receivable	90,817	94,521
Accrued unbilled revenue	44,444	42,342
Allowance for uncollectible accounts	(3,694)	(3,821)
Regulatory assets	90,490	48,195
Derivative instruments	1,824	4,861
Inventories	61,436	53,266
Gas reserves	6,732	—
Income taxes receivable	1,735	23,645
Other current assets	13,075	13,292

Total current assets	310,890	280,705

Non-current assets:
Property, plant and equipment	2,680,537	2,593,553
Less: Accumulated depreciation	779,683	733,639

Total property, plant and equipment - net	1,900,854	1,859,914
Gas reserves	61,106	—
Regulatory assets	368,521	345,452
Derivative instruments	52	1,560
Other investments	67,648	69,501
Restricted cash	4,000	—
Other non-current assets	14,191	14,421

Total non-current assets	2,416,372	2,290,848

Total assets	$2,727,262	$2,571,553

Capitalization and liabilities:
Capitalization:
Common stock	$351,005	$343,787
Retained earnings	402,599	385,899
Accumulated other comprehensive income (loss)	(7,633)	(6,458)

Total common stock equity	745,971	723,228
Long-term debt	641,700	551,700

Total capitalization	1,387,671	1,274,928

Current liabilities:
Short-term debt	113,700	186,435
Current maturities of long-term debt	—	50,000
Accounts payable	60,165	71,839
Taxes accrued	10,509	10,063
Interest accrued	10,648	11,470
Regulatory liabilities	50,341	29,016
Derivative instruments	53,697	25,655
Other current liabilities	41,503	38,433

Total current liabilities	340,563	422,911

Deferred credits and other non-current liabilities:
Deferred tax liabilities	438,486	396,357
Regulatory liabilities	288,131	263,876
Pension and other postretirement benefit liabilities	189,003	132,053
Derivative instruments	3,947	13,914
Other non-current liabilities	79,461	67,514

Total deferred credits and other non-current liabilities	999,028	873,714

Total capitalization and liabilities	$2,727,262	$2,571,553

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (three months ended March 31)	2012	2011

Operating activities:
Net income	$40,607	$40,773
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	17,950	17,309
Deferred tax liabilities	27,089	25,048
Undistributed (earnings) losses from equity investments	1	25
Non-cash expenses related to qualified defined benefit pension plans	2,007	1,817
Contributions to qualified defined benefit pension plans	(13,800)	(13,645)
Deferred environmental expenditures, net of recoveries	(827)	(1,759)
Other	475	(443)
Changes in assets and liabilities:
Receivables	6,378	(3,122)
Inventories	12,927	27,119
Taxes accrued	5,072	16,905
Accounts payable	(26,050)	(14,406)
Interest accrued	4,791	6,288
Deferred gas costs	23,663	196
Other - net	13,771	5,959

Cash provided by operating activities	114,054	108,064

Investing activities:
Capital expenditures	(20,447)	(25,403)
Utility gas reserves	(17,220)	—
Other	(68)	(121)

Cash used in investing activities	(37,735)	(25,524)

Financing activities:
Common stock issued, net	1,458	(244)
Long-term debt retired	(40,000)	—
Change in short-term debt	(27,900)	(71,000)
Cash dividend payments on common stock	(11,913)	(11,601)
Other	234	328

Cash used in financing activities	(78,121)	(82,517)

Increase (decrease) in cash and cash equivalents	(1,802)	23
Cash and cash equivalents - beginning of period	5,833	3,457

Cash and cash equivalents - end of period	$4,031	$3,480

Supplemental disclosure of cash flow information:
Interest paid	$6,148	$4,162
Income taxes paid	$101	$—

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter—2012

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2012	2011	Change	2012	2011	Change
Gross Operating Revenues	$317,494	$323,088	(2%)	$843,202	$848,665	(1%)
Cost of Sales	169,771	180,625	(6%)	447,768	456,598	(2%)
Revenue Taxes	7,855	7,955	(1%)	20,641	20,904	(1%)

Net Operating Revenues	139,868	134,508	4%	374,793	371,163	1%

Operating Expenses:
O&M	34,416	31,172	10%	128,547	121,486	6%
General Taxes	8,836	8,165	8%	29,952	28,788	4%
D&A	17,950	17,309	4%	70,645	66,532	6%

Total Operating Expenses	61,202	56,646	8%	229,144	216,806	6%

Income from Operations	78,666	77,862	1%	145,649	154,357	(6%)
Other Income and Expense - net	1,005	1,214	(17%)	4,314	5,293	(18%)
Interest Expense - net	11,191	10,449	7%	42,830	42,538	1%
Income Tax Expense	27,873	27,854	—	43,401	47,280	(8%)

Net Income	$40,607	$40,773	—	$63,732	$69,832	(9%)

Common Shares Outstanding:
Average for Period - basic	26,781	26,670		26,687	26,622
Average for Period - diluted	26,862	26,724		26,745	26,680
End of Period	26,798	26,673		26,798	26,673
Earnings per Share:
Basic	$1.52	$1.53	(1%)	$2.39	$2.62	(9%)
Diluted	$1.51	$1.53		$2.38	$2.62
Dividends Declared Per Share	$0.445	$0.435		$1.76	$1.70
Book Value Per Share - end of period	$27.84	$27.11		$27.84	$27.11
Market Closing Price - end of period	$45.40	$46.13		$45.40	$46.13
Balance Sheet Data - end of period:
Total Assets	$2,727,262	$2,571,553		$2,727,262	$2,571,553
Common Stock Equity	$745,971	$723,228		$745,971	$723,228
Long-Term Debt	$641,700	$601,700		$641,700	$601,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	681,794	676,446	0.8%	681,794	676,446	0.8%
Gas Deliveries (therms)
Res. & Comm. Customers	276,159	273,881		683,899	658,351
Industrial Firm	10,619	10,864		37,327	37,799
Industrial Interruptible	17,730	17,237		59,601	59,300
Transportation	103,651	99,432		378,272	374,530

Total	408,159	401,414		1,159,099	1,129,980
Gas Revenues
Res. & Comm. Customers	$287,014	$293,605		$737,764	$736,059
Industrial Firm	8,309	8,845		30,051	31,539
Industrial Interruptible	10,048	10,327		34,539	36,690
Transportation	3,954	4,062		15,800	14,850
Regulatory adjustment for income taxes	—	286		(7,448)	5,023
Other Revenues	1,435	602		4,546	3,136

Total	$310,760	$317,727		$815,252	$827,297
Cost of Gas Sold - Utility	$169,755	$180,610		$447,653	$456,556
Revenue Taxes	$7,855	$7,955		$20,641	$20,904
Net Operating Revenues (Utility Margin)	$133,150	$129,162		$346,958	$349,837
Degree Days
Average (25-year average)	1,886	1,866		4,285	4,265
Actual	1,954	1,974		4,632	4,518
Colder (warmer) than Average	4%	6%		8%	6%